EXHIBIT 4.11

NINTH AMENDMENT

TO

LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT

BETWEEN

BANK OF AMERICA, N.A.

AND

TAYLOR CAPITAL GROUP, INC.

Ninth Amendment dated as of March 10, 2009

Eighth Amendment dated as of March 2, 2009

Seventh Amendment dated as of September 24, 2008

Sixth Amendment dated as of January 24, 2008

Fifth Amendment dated as of December 28, 2006

Fourth Amendment dated as of January 12, 2006

Third Amendment dated as of December 9, 2004

Second Amendment dated as of June 8, 2004

First Amendment dated as of November 27, 2003

Original Loan and Subordinated Debenture Purchase Agreement dated as of November 27, 2002

NINTH AMENDMENT TO

LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT

This NINTH AMENDMENT TO LOAN AND SUBORDINATED DEBENTURE PURCHASE AGREEMENT (“Ninth Amendment”), dated as of March 10, 2009, is entered into by and between TAYLOR CAPITAL GROUP, INC., a Delaware corporation (“Borrower”), and BANK OF AMERICA, N.A., as successor to LASALLE BANK NATIONAL ASSOCIATION (“Lender”).

R E C I T A L S :

A. The parties hereto have entered into that certain Loan and Subordinated Debenture Purchase Agreement, dated as of November 27, 2002, as previously amended, restated, supplemented or modified from time to time (as so amended, restated, supplemented or modified, the “2002 Loan Agreement”).

B. The parties hereto desire to amend and modify the 2002 Loan Agreement in accordance with the terms and subject to the conditions set forth in this Ninth Amendment. As amended and modified by this Ninth Amendment, the 2002 Loan Agreement may be referred to as the “Agreement.”

C. The parties desire to amend the terms of the 2002 Loan Agreement to (i) extend the Revolving Loan Maturity Date; (ii) amend the interest rates applicable to the Revolving Loan; and (iii) provide for a non-use fee. The parties agree to undertake such modification in accordance with the terms, subject to the conditions, and in reliance upon the recitals, representations, warranties, and covenants set forth herein, in the Agreement, and in the other Loan Documents, irrespective of whether entered into or delivered on or after November 27, 2002.

D. Capitalized terms used but not otherwise defined in this Ninth Amendment shall have the meanings respectively ascribed to them in the 2002 Loan Agreement.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T :

A. Amendment to Definition of “Revolving Loan Maturity Date”. The term “Revolving Loan Maturity Date” is hereby deleted from subsection 1.1 of the 2002 Loan Agreement and replaced in its entirety with the following:

“Revolving Loan Maturity Date” means March 31, 2010.

B. Amendment to Section 2.1 of the 2002 Loan Agreement. Section 2.1 of the 2002 Loan Agreement is hereby deleted and replaced in its entirety with the following:

“2.1. The Revolving Loan; Non-Use Fee. Lender agrees to extend to Borrower the credit facility described in this Section 2.1 in the aggregate principal amount of the Revolving Loan Amount. Lender agrees to extend the Revolving Loan to Borrower in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the Revolving Note and the other Loan Documents. An initial Borrowing Tranche under the Revolving Loan shall be borrowed on the Closing Date and, thereafter, any such Borrowing Tranche may be converted or renewed from time to time in accordance with the terms and subject to the conditions set forth in this Agreement. Subject to Section 2.6 and any other conditions and limitations set forth in this Agreement, any Borrowing Tranche under the Revolving Loan shall be treated as, at Borrower’s election subject to and in accordance with the terms set forth in this Agreement: (a) subject to the minimum interest rate contemplated below, a LIBO Rate Tranche and shall bear interest per annum at a rate equal to 4.00% (400 basis points) plus the LIBO Rate; or (b) subject to the minimum interest rate contemplated below, a Base Rate Tranche and shall bear interest at a rate equal to the Base Rate plus 4.00% (400 basis points); provided, however, in no event shall any LIBO Rate Tranche or Base Rate Tranche bear interest at a rate per annum lower than 5.00% (500 basis points) per annum. The unpaid principal balance plus all accrued but unpaid interest on the Revolving Loan shall be due and payable on the Revolving Loan Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Revolving Note and this Agreement. In addition, Borrower agrees to pay to Lender, with respect to the Revolving Loan, for the period commencing on the date hereof and continuing through the Revolving Loan Maturity Date, an amount equal to the product of (i) the average daily unused portion of the Revolving Loan Amount and (ii) 0.25% (25 basis points). Such non-use fee shall be payable quarterly by Borrower in arrears on the last Business Day of each calendar quarter and on the Revolving Loan Maturity Date. The non-use fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days.”

C. Representations and Warranties. Borrower hereby represents and warrants to the Lender as follows:

(i) No Event of Default or Potential Event of Default has occurred and is continuing (except as waived hereby).

(ii) The execution, delivery and performance by the Borrower of this Ninth Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including any Governmental Agency) in order to be effective and enforceable.

(iii) This Ninth Amendment and the other Loan Documents (as amended by this Ninth Amendment) constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(iv) All representations and warranties of the Borrower in the 2002 Loan Agreement are true and correct, and except for the purposes of this Ninth Amendment only, all references in Section 4 of the 2002 Loan Agreement to (y) the term “Borrower 2001 Audited Financial Statements Date” shall be deemed to refer to “December 31, 2008 (as restated)”; and (z) the term “Borrower 2001 Audited Financial Statements” shall be deemed to refer to “the consolidated and consolidating audited financial statements of the Borrower as of the year ending December 31, 2008 (as restated)”.

(v) The Borrower’s obligations under the Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right to recoupment, abatement or other claim.

D. Conditions. Notwithstanding anything to the contrary contained elsewhere in the Agreement, the obligation of Lender to amend and otherwise modify the 2002 Loan Agreement as contemplated by this Ninth Amendment shall be subject to the performance by the Borrower prior to the date on which this Ninth Amendment is executed (the “Amendment Closing Date”) of all of its agreements theretofore to be performed under the Agreement and to the satisfaction of the following conditions precedent. The obligations to continue to make disbursements of proceeds under the Revolving Loan are, and shall remain, subject to the conditions precedent in the 2002 Loan Agreement and to the receipt by the Lender of all the following in form and substance satisfactory to the Lender and its counsel, and, where appropriate, duly executed and dated the Amendment Closing Date:

(i) a certificate of good standing of the Borrower, certified by the appropriate governmental official in its jurisdiction of incorporation and dated within the five business days preceding the date hereof;

(ii) copies, certified by the Secretary or Assistant Secretary of the Borrower, of the (a) resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Ninth Amendment and the other documents to be delivered by the Borrower pursuant to this Ninth Amendment (the “Amendment-Related Documents”), and (b) the Bylaws of the Borrower as currently in effect; and

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(iii) such other documents, agreements or instruments as Lender may reasonably request.

E. Additional Terms.

(i) Acknowledgment of Indebtedness under Agreement. The Borrower acknowledges and confirms that, as of the date hereof, the Borrower is indebted to the Lender, without defense, setoff, or counterclaim, in the aggregate principal amount of Twelve Million Dollars ($12,000,000) under the Revolving Loan.

(ii) The Agreement. All references in the 2002 Loan Agreement to the term “Agreement” shall be deemed to refer to the Agreement referenced in this Ninth Amendment.

(iii) Ninth Amendment and 2002 Loan Agreement to be Read Together. This Ninth Amendment supplements and is hereby made a part of the 2002 Loan Agreement, and the 2002 Loan Agreement and this Ninth Amendment shall from and after the date hereof be read together and shall constitute the Agreement. Except as otherwise set forth herein, the 2002 Loan Agreement shall remain in full force and effect.

(iv) Loan Documents. The term “Loan Documents,” as used in the Agreement, shall from and after the date hereof include the Amendment-Related Documents.

(v) Lender Expenses. Borrower shall reimburse Lender’s fees and expenses, including attorneys’ fees and expenses, in connection with the preparation, negotiation and execution of the Amendment Related Documents, at the Amendment Closing Date.

(vi) Counterparts. This Ninth Amendment may be executed by facsimile in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.”

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Borrower and the Lender have executed this Ninth Amendment as of the date first written above.

TAYLOR CAPITAL GROUP, INC.

By:	/S/ RANDALL T. CONTE
Name: Randall T. Conte Title: Executive Vice President, CFO

BANK OF AMERICA, N.A.

By:	/S/ NELSON D. ALBRECHT
Name: Nelson D. Albrecht Title: Senior Vice President